Delcath Systems Announces Clinical and Regulatory Appointments

New Executives Add Experience With FDA Approvals

NEW YORK, NY--(MARKET WIRE)--Jul 17, 2008 -- Delcath Systems, Inc. (NasdaqCM:DCTH) announced today the addition of two senior executives as the Company accelerates its Phase III clinical trial towards completion. Mark Morrison, M.D., Ph.D. joins Delcath as Chief Medical Officer to oversee the expansion of clinical activity of the Company's first Phase III clinical trial. He replaces Dr. Seymour Fein in this position. Mr. John Talarico joins Delcath in the newly created position of Senior Vice President Regulatory Affairs and Quality Systems.

Commenting on the new additions, Richard L. Taney, President and Chief Executive Officer of Delcath, said, "As we move towards US FDA approval, we continue building a senior team capable of addressing all phases of product development and commercialization. Both of these individuals are veterans in their fields and bring extensive and impressive experience in oncology drugs and devices. The additions of Dr. Morrison and Mr. Talarico will greatly help Delcath advance the Percutaneous Hepatic Perfusion (PHP) System from the clinic to expanded commercial use. The team at Delcath is excited to be working with Mark and John. We look forward to continuing to build the Company, reach our milestones and propel Delcath forward."

CHIEF MEDICAL OFFICER -- MARK MORRISON, M.D., PH.D.

Board Certified in Medical Oncology and Internal Medicine, Dr. Morrison brings broad experience in clinical research of both drugs and devices. Dr. Morrison earned his M.D. and Ph.D. from the Mt. Sinai School of Medicine in New York City, where his thesis explored the potential targeted therapy of melanoma. Following his internship and residency at Beth Israel Medical Center and Fellowship in Medical Oncology at Memorial Sloan-Kettering Cancer Center (MSKCC), Dr. Morrison remained as an instructor in the Clinical Immunology Service, Melanoma Group at MSKCC. Dr. Morrison began his career in the pharmaceutical industry with American Cyanamid, where he served as Clinical Team Leader, with a primary focus on the development of therapies with monoclonal antibody conjugates. He subsequently spent twelve years at Pfizer, beginning in New Product Development, where his role encompassed both clinical trial conduct and market analysis, leading to the development of comprehensive product life cycle plans for Pfizer's Oncology pipeline. Dr. Morrison then moved to the Medical Affairs division where he led the post-marketing clinical development of the chemotherapy Camptosar(TM) (irinotecan). Most recently at Pfizer, Dr. Morrison created and headed a team focused specifically on optimizing the clinical development of new drug and device products. Dr. Morrison's career also has included the position of Senior Director, Medical Affairs and Oncology Medical Section Director, overseeing strategic planning and the conduct of Oncology clinical trials to lead to regulatory approvals at i3 Research, a global Clinical Research Organization.

SENIOR VICE PRESIDENT REGULATORY AFFAIRS AND QUALITY SYSTEMS -- MR. JOHN TALARICO

Mr. Talarico recently held a similar title at Excelsior Medical and ProRhythm, Inc., manufacturers of Class II and III combination products involving a drug and device. He has held senior engineering, quality and regulatory roles at a series of medical device companies, during which time he was responsible for PMA, IDE and 510(k) submissions. Besides numerous FDA approvals, Mr. Talarico has also been successful in gaining international device approvals including the European CE Mark. He has managed worldwide clinical trials for numerous products and directed the QA, regulatory and compliance activities through approval and commercialization.

ABOUT DELCATH SYSTEMS, INC.

Delcath Systems is a developmental stage company testing its percutaneous perfusion technology for the isolated delivery of high doses of therapeutic and chemotherapeutic agents. The Delcath System is currently being tested in Phase III and Phase II clinical trials for the treatment of hepatocellular carcinoma and metastatic tumors in the liver, including melanomas, neuroendocrine tumors and adenocarcinomas. The Company's intellectual property portfolio currently consists of twenty-eight patents on a worldwide basis including the U.S., Europe, Asia and Canada. For more information, please visit the Company's website at www.delcath.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.